Exhibit 99.14

FOR IMMEDIATE RELEASE February 28, 2007

Contacts:
Frederick J. Krum	Kristie Van Auken	Akron- 330-896-2376
Airport Director	Director, Marketing/Comm.	Canton- 330-499-4059
fkrum@akroncantonairport.com	kvanauken@akroncantonairport.com

AIRTRAN AIRWAYS IS TRUE TO THEIR WORD AND

PROVIDES EXCELLENT SERVICE TO OUR COMMUNITY

According to Akron-Canton Airport

Green, OH: On behalf of the 1.2 million travelers in the Akron-Canton Area, the Akron-Canton Airport (CAK) respectfully disagrees with allegations about AirTran Airways made by Midwest Air Group in a recent press release. AirTran Airways has not only kept promises it has made to our community, it has exceeded them by offering more nonstop destinations and lower fares than any carrier in the sixty year history of the airport.

“AirTran Airways has never misrepresented or failed to deliver on any business opportunity presented to our community,” said airport director Fred Krum. “AirTran Airways is a respected provider of reliable, value-driven air service that has saved travelers in our region millions in airfare for more than a decade.”

AirTran at CAK at a glance:

•	AirTran Airways offers service from CAK to markets people want to go to including Atlanta, New York, Boston, Orlando, Tampa, Ft. Myers and Ft. Lauderdale

•	AirTran consistently operates 99-99.5% of their monthly departures

•	CAK customers rave about AirTran’s new Boeing jet fleet and XM Radio in every seat

•	AirTran Airways has effectively lowered fares by 40% since they commenced service in our market

•

AirTran Airways supports business, community and charitable organizations including but not limited to the Pro Football Hall of Fame, United Way of Summit and Stark Counties, the University of Akron athletics department, the Akron Aeros baseball club, and the Greater Akron chamber of commerce

•	AirTran Airways’ service has stimulated new trips from our airport by 300% and has made our region a more desirable place to live, work and raise a family

-more-

AirTran Airways keeps its promises according to Akron-Canton Airport pg. 2 of 2

“Although the airport is neutral on the AirTran Airways offer to acquire Midwest Air Holdings, we felt compelled to clear the record regarding AirTran’s benefit to our community. They have been a terrific partner,” added Krum.

About CAK

Akron-Canton Airport has posted record breaking passenger traffic for the past five years, welcoming more than 1.4 million travelers annually. CAK also offers the lowest average fare of any airport in the State of Ohio, largely because of AirTran Airways’ service. Additional information including flight reservations, driving instructions, and a relaxation station is available at www.akroncantonairport.com. Akron-Canton Airport, a better way to go®.

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